SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: July 29, 1999
(Date of earliest event reported)

Old Kent Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan	0-14591	38-1986608
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification no.)
incorporation)

111 Lyon Street, N.W.
Grand Rapids, Michigan		49503
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number,
including area code:    (616) 771-5000

Item 5.        Other Events.

                    On July 29, 1999, Old Kent Financial Corporation, a Michigan corporation ("Old Kent"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Merchants Bancorp, Inc., a Delaware corporation ("Merchants"), pursuant to which Merchants will be acquired by Old Kent (the "Merger"). As a result of the Merger, each outstanding share of Merchant's Common Stock, par value $1.00 per share ("Merchants Common Stock"), will be converted into the right to receive .83 shares of common stock of Old Kent, par value $1 per share. The Merger is conditioned upon, among other things, approval by holders of a majority of Merchants Common Stock and the receipt of certain regulatory and governmental approvals. It is intended that the Merger will be a tax free reorganization and will be treated as a pooling-of-interests for accounting and financial reporting purposes. The Merger Agreement is attached as Exhibit 2.1 and its terms are incorporated herein by reference.

                    Concurrently with their execution and delivery of the Merger Agreement, Old Kent and Merchants entered into a stock option agreement (the "Stock Option Agreement") pursuant to which Merchants granted Old Kent the right, upon the terms and subject to the conditions set forth in the Stock Option Agreement, to purchase up to 577,941 shares (approximately 11%) of Merchants Common Stock at a price of $27.75 per share, subject to certain adjustments. The Stock Option Agreement is attached as Exhibit 2.2 and its terms are incorporated herein by reference.

                    A copy of a Press Release, dated July 30, 1999, issued by Old Kent and Merchants relating to the Merger is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.        Financial Statements, Pro Forma Financial Information, and Exhibits.

(c)	Exhibits:

2.1	Agreement and Plan of Merger, between Old Kent Financial Corporation, Merchants Bancorp, Inc., and Merchants Acquisition Corporation dated as of July 29, 1999

2.2	Stock Option Agreement made as of July 29, 1999, by and between Old Kent Financial Corporation and Merchants Bancorp, Inc.

99.1	Old Kent Press Release dated July 30, 1999.

SIGNATURE

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 30, 1999	OLD KENT FINANCIAL CORPORATION
(Registrant)

By /s/ Mary E. Tuuk
Its: Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit
Number	Document

2.1	Agreement and Plan of Merger, between Old Kent Financial Corporation, Merchants Bancorp, Inc., and Merchants Acquisition Corporation dated as of July 29, 1999

2.2	Stock Option Agreement made as of July 29, 1999, by and between Old Kent Financial Corporation and Merchants Bancorp, Inc.

99.1	Old Kent Press Release dated July 30, 1999.